Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

AND GENERAL RELEASE

TERMINATION OF EMPLOYMENT AGREEMENT AND RELEASE (the “Agreement”), dated as of July 6, 2007 (“Effective Date”) by and between Rosetta Resources Inc., a Delaware corporation, (the “Company”), and B.A. Berilgen (“Executive”).

WHEREAS, the Company and Executive entered into and are parties to an employment agreement (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to terminate the Employment Agreement and to terminate Executive’s employment with the Company effective as of July 15, 2007, subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the Company and Executive agree as follows:

1.  Definitions.  As used in this Agreement, the following terms have the following meanings:

“Acquisition” has the meaning set forth in the Employment Agreement.

“Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

“Benefit Continuation Period” has the meaning set forth in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the first paragraph hereof.

“Company Group” has the meaning set forth in Section 4.

“Competitor” means any person or entity that is engaged in acquisition, exploration, development and production of oil and gas properties in competition with the activities of Company or any of its Affiliates.

“Confidential Information” means, without limitation, documents or information, in whatever form or medium, concerning evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing operational projections, plans and opportunities; customer, vendor, and supplier information; geological and geophysical maps, data, interpretations, and analyses; and prospect locations and leads; well logs, interpretations, and analyses; production information; in each case relating to the Company, but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or the Employment Agreement or other unauthorized disclosure by Executive.

“Effective Date’ has the meaning set forth in the first paragraph hereof.

“Employment Agreement” has the meaning set forth in the Recitals hereto.

“Executive” has the meaning set forth in the Recitals hereto.

“Executive Claim” means any claim set forth or referred to in, and which is the subject of, Section 4..

“Installment Payments” has the meaning set forth in Section 3.

“Offer” has the meaning set forth in the Employment Agreement.

“Options” means all of the options previously granted to Executives to purchase equity securities of the Company.

“Resignation Date” has the meaning set forth in Section 2.

“Restricted Period” has the meaning set forth in Section 5.

“Restrictive Covenants” has the meaning set forth in Section 6.

“Separation Benefits” has the meaning set forth in Section 3.

“Tax Liabilities” means any liabilities or obligations under Section 409A of the Code arising out of or relating to this Agreement.

“Welfare Continuation Benefits” has the meaning set forth in Section 3.

2.  Resignation.  Executive shall cease to be an employee of the Company effective July 15, 2007 (the “Resignation Date”) and hereby resigns on the Effective Date from Executive’s positions as President and Chief Executive Officer of the Company, director and Chairman of the Board of Directors of the Company and from all other positions, including service on any Board of Directors, which Executive holds or occupies with any of the Company’s subsidiaries or Affiliates, and the Company hereby accepts such resignations.

3.  Separation Benefits.

In consideration of Executive’s agreements hereunder, the Company further agrees to make the payments and provide the benefits set forth in Sections 3(a), (b) and (c) (the “Separation Benefits”).  The Separation Benefits supersede and replace any and all benefits to which Executive might otherwise be or become entitled under the Company’s compensation and employee benefit plans (including severance plans and arrangements) and the Employment Agreement, other than benefit plans subject to Section 401(a) of the Code.

(a)  Accrued Obligations.  Within ten business days after the Resignation Date, the Company will pay Executive’s accrued and unpaid base salary and accrued and unused vacation days, all through the Resignation Date.  In addition, in accordance with the Company’s policies and procedures, the Company shall promptly reimburse Executive for all unreimbursed documented reasonable business expenses properly incurred by Executive on or before the Resignation Date.

(b)  Separation Payments.  The Company shall pay to Executive (i) on the Resignation Date a lump sum payment of $2,000,000 and (ii) for the eighteen month period commencing on the Resignation Date $960,000 payable in twelve equal monthly installments of $80,000, commencing on January 15, 2008 (“Installment Payments”).

(c)  Certain Welfare Benefits.  During the 36-month period beginning on the Resignation Date (the “Benefit Continuation Period”), the Company shall continue to provide on the same basis the medical, dental and life insurance benefits that Executive and his dependents were receiving or entitled to receive immediately prior to the Resignation Date (“Welfare Continuation Benefits”); provided, however, that if Executive becomes employed and eligible for similar benefits during the Benefit Continuation Period, Executive’s entitlement to benefit continuation under this Section 3(c) shall immediately cease, subject to Executive’s rights to COBRA continuation coverage under the Company’s welfare benefit plans by paying the applicable premium therefor.  If, for any period during which Executive is entitled to Welfare Continuation Benefits, the Company reasonably determines that Executive cannot receive such Benefits under any Company sponsored welfare benefit plan then, in lieu of providing benefits under such plan, the Company shall provide to Executive comparable benefits through other arrangements or the cash equivalent of the cost thereof.

(d)  Benefits to Cease upon Breach of Restrictive Covenants.  In all events, if Executive breaches any of the Restrictive Covenants then, notwithstanding anything herein to the contrary, Executive shall immediately cease to have any rights to any unpaid Separation Benefits and any Options outstanding shall immediately terminate without any payment to Executive.

4.  Release.

(a)  In exchange for this Agreement, Executive (on behalf of Executive and anyone claiming through or on behalf of Executive), releases the Company and each of the Company’s subsidiaries and other Affiliates, its and their successors and assigns, and all of their past and present employees, officers, directors and stockholders (the “Company Group”), and their agents and attorneys from any and all claims and potential claims, whether known or unknown and whether or not matured or contingent, demands and causes of action Executive has or may have had against any of them, including but not limited to, Executive’s service or employment with the Company and the termination thereof.  This release includes, but is not limited to, any and all claims, demands and causes of action which are related to or concern:  the Employment Agreement; service as a director or officer of the Company; Executive’s acquisition or ownership of Company securities or Options; Executive’ s employment and the prospective termination thereof as contemplated hereby; Tax Liabilities; attorneys’ fees or costs; discrimination under local, state or federal law; the Age Discrimination in Employment Act (ADEA); the Older Workers Benefit Protection Act (OWBPA); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Employee Retirement Income Security Act; severance pay; tort claims including invasion of privacy, defamation, fraud and infliction of emotional distress; disputed wage claims; and all other claims, demands, and causes of action, whether they arise in the United States of America or elsewhere.  This release does not apply to (i) any rights or benefits as set forth in this Agreement, or (ii) any rights to indemnification to which Executive is entitled as an officer or director.

(b)  In exchange for this Agreement, the Company (on behalf of the Company and the Company’s subsidiaries and other Affiliates, their successors and assigns and anyone claiming through or on behalf of the Company or any of the Company’s subsidiaries or other Affiliates, their successors and assigns) release Executive, Executive’s heirs, executors, personal representatives, attorneys, agents, successors and assigns, from any and all claims and potential claims, known or unknown and whether or not matured or contingent, demands and causes of action which they have or may have had against Executive arising out of, related to or concerning Executive’s performance of his duties with the Company and with respect to expenses reimbursed to Executive prior to the date hereof; provided, however that this release does not release Executive from the obligation to comply with Executive’s obligations under this Agreement nor from any claim, right or cause of action that relates to Calpine or the Acquisition, all of which obligations, claims, rights and causes of action are expressly preserved.

5.  Executive Covenants.

(a)  Confidentiality.  Executive acknowledges and agrees that (i) the Company and its Affiliates are engaged in a highly competitive business; (ii) the Company and its Affiliates have expended considerable time and resources to develop goodwill with their customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) the Company must continue to prevent the dilution of its and its Affiliates’ goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) given Executive’s position and responsibilities with the Company, Executive was necessarily involved creating Confidential Information that belongs to the Company and enhances the Company’s goodwill; (v) Executive had access to Confidential Information that could be used by any Competitor of the Company in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill; and (vi) Executive will not directly or indirectly use or disclose Confidential Information.

Executive acknowledges and agrees that:  (i) all Confidential Information is, shall remain and be the sole and exclusive property of the Company and/or its Affiliates; (ii) Executive will hold all Confidential Information in strictest confidence and not, directly or indirectly, at any time disclose or divulge any Confidential Information to any person other than an officer, director or legal counsel for the Company or its Affiliates, unless authorized to do so by the Company or compelled to do so by law or valid  legal process; (iii) if Executive believes Executive is compelled by law or valid legal process to disclose or divulge any Confidential Information, Executive will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure; and (iv) concurrently with the execution of this Agreement, Executive will return to the Company all Confidential Information and all copies thereof; in whatever tangible form or medium, including electronic.

(b)  Non-Disparagement.  (i) Executive agrees that Executive shall not at any time make negative statements or  representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries, Affiliates, successors or their officers, directors, employees, business or reputation.  From and after the Resignation Date, Executive shall communicate directly only with D. Henry Houston regarding any matters relating to the Company and shall otherwise not contact or attempt to contact the Company, its officers, directors, shareholders, employees or agents regarding any matters relating to the Company, unless such person first contacts Executive.

(ii)           The Company agrees that neither the Company nor any of its directors shall at any time make, or authorize the making of, and that the Company shall instruct the Company’s executive officers not to make or authorize the making of, statements or representations, or other communications, directly or indirectly, in writing, orally, or otherwise, or take any action which (A) except in the context of legal or administrative proceedings, directly or indirectly, disparages Executive or (B) is designed to be damaging to Executive’s reputation.

(c)  Nonsolicitation.  (i) Executive agrees that at no time during the two-year period beginning on the Resignation Date the (“Restricted Period”) will Executive, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for the Company or its Affiliates to leave that employment or cease performing those services; and

(ii)  During the Restricted Period, Executive will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of the Company or any of its Affiliates to cease being a customer, supplier, or vendor of the Company or any of its Affiliates or to divert all or any part of such person’s or entity’s business from the Company or any of its Affiliates.

(d)  Assistance; Advice and Consultation.  (i) Commencing on the Effective Date, Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company or any of its Affiliates as may reasonably be required by the Company in connection with any litigation in which the Company or any of its Affiliates is, or may become, a party.  The Company shall reimburse Executive for all documented reasonable out-of-pocket expenses incurred by Executive in rendering such assistance, but shall have no obligation to compensate Executive for his time in providing information and assistance in accordance with this Section 5.

(ii)  Commencing on the Effective Date, Executive shall provide reasonable advice and consultation to the Company, including its Board of Directors and Chief Executive Officer, (i) in connection with the Calpine matter, and (ii) to the extent not inconsistent with any new employment undertaken by Executive, in connection with the transition to his successors, joint ventures, drilling programs, wells and other similar matters.  The Company shall reimburse Executive for all documented, reasonable out-of-pocket expenses incurred by Executive in connection with such advice and consultation (which, for the avoidance of doubt, in the case of the Calpine matter will include the cost of legal counsel to the extent Executive reasonably asserts he is entitled to indemnification therefor), but shall have no obligation to compensate Executive for his time in providing such advice and consultation in accordance with this Section 5.

(e)  Acknowledgement.  Executive acknowledges and agrees that:  (i) the restrictions contained in this Section 5 are ancillary to an otherwise enforceable agreement; (ii) the Company’s promises and undertakings set forth in Section 3 give rise to the Company’s interest in restricting Executive’s post-employment activities; (iii) such restrictions are designed to enforce Executive’s promises and undertakings set forth in this Section 5 and Executive’s common-law obligations and duties owed to the Company and its Affiliates; and (iv) the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests.

6.  Remedies.

(a)  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the covenants set forth in Sections 5(a), (b), (c) and (d) (the “Restrictive Covenants”) would be inadequate and, in recognition of this fact, Executive agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b)  It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

7.  No Admission of Wrongdoing.  This Agreement is not an admission of wrongdoing or liability by Executive, the Company, or any member of the Company Group and any and all such wrongdoing or liability is expressly denied.

8.  Entire Agreement; Amendment.  This Agreement shall supersede the Employment Agreement in its entirety any and all existing agreements between Executive and the Company or any of its affiliates relating to the terms of Executive’s employment with the Company and its Affiliates and contains the entire understanding of the parties with respect to Executive’s resignation and the termination of Executive’s employment.  It may not be altered, modified or amended except by a written agreement signed by both parties hereto.

9.  No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10.  Severability; Section 409A; Withholdings.

(a)  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not  be affected thereby.

(b)  Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to Section 3(b)(i) of this Agreement that is determined by the Company in its sole judgment to be subject to the payment date requirements of Section 409A(a)(2)(B) of the Code shall be paid in a manner that the Company in its sole judgment determines meets such requirements of Code Section 409A and any related rules, regulations or other guidance, even if meeting such requirements would result in a delay in the time of payment of such compensation.

(c)  Any payments or benefits provided to Executive hereunder shall be subject to make all applicable withholdings.

11.  Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.  This Agreement shall not be assignable by Executive.

12.  Governing. Law; Venue.  This Agreement shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws.  The exclusive forum for any lawsuit arising from or related to the termination of Executive’s employment or this Agreement shall be any state or federal court in Texas.  This provision does not prevent the Company from removing to an appropriate federal court any action brought in state court.  EXECUTIVE HEREBY CONSENTS TO, AND WAIVES ANY OBJECTIONS TO, REMOVAL TO FEDERAL COURT BY THE COMPANY OF ANY ACTION BROUGHT AGAINST IT BY EXECUTIVE.

13.  JURY TRIAL WAIVER.  IN THE EVENT THAT ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT OR EXECUTIVE’S TERMINATION OF EMPLOYMENT WITH THE COMPANY RESULTS IN A LAWSUIT, BOTH THE COMPANY AND EXECUTIVE MUTUALLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE FOR A JURY TO DECIDE THE ISSUES IN THE  LAWSUIT, REGARDLESS OF THE PARTY OR PARTIES ASSERTING CLAIMS IN THE LAWSUIT OR THE NATURE OF SUCH CLAIMS.  THE COMPANY AND EXECUTIVE IRREVOCABLY AGREE THAT ALL ISSUES IN SUCH A LAWSUIT SHALL BE DECIDED BY A JUDGE RATHER THAN A JURY.

14.  Further Acknowledgement.  By signing this agreement, in addition to releasing all Executive Claims, Executive acknowledges that:

a.	The Company has advised Executive by this Agreement in writing to consult with an attorney and Executive has consulted with an attorney prior to signing this Agreement.

b.	The consideration for this Agreement is in addition to anything of value to which Executive already is entitled.

c.	Executive was given at least 21 days to consider the actual terms of this Agreement.

d.	Executive agrees with the Company that changes, whether material or immaterial, do not restart the running of the 21-day consideration period.

e.
Executive understands that Executive may revoke this agreement within seven (7) calendar days from the date of signing, in which case this Agreement shall be null and void and of no force and effect on the Company or Executive.

f.
Executive understands that this Agreement shall not become effective or enforceable until the 7-day revocation period has expired.  Executive further understands and acknowledges that, to be effective, the revocation must be in writing, delivered to D. Henry Houston c/o the Company, on or before 5:00 PM of the seventh (7th) calendar day after the date Executive signs this Agreement.

EXECUTIVE ACKNOWLEDGES AND CONFIRMS THAT HE HAS CAREFULLY READ THIS TERMINATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE AND THAT  IT CONTAINS A COVENANT NOT TO SUE AND A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING OUT OF EXECUTIVE’S EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE RELEASE OF ALL CLAIMS UNDER TITLE VII OF THE 1964 CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT AS AMENDED BY THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AND/OR ANY OTHER FEDERAL OR STATE FAIR EMPLOYMENT OR ANTI-DISCRIMINATION STATUTES OR REGULATIONS.

15.  Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ B.A. Berilgen
B.A. Berilgen
Rosetta Resources Inc.
By: /s/ D. Henry Houston
Name: D. Henry Houston Title: Director